Exhibit 99.1
Eric Feder joins Opendoor Board of Directors
SAN FRANCISCO, MAY 2, 2024 – Opendoor Technologies Inc. (“Opendoor”) (Nasdaq: OPEN), a leading e-commerce platform for residential real estate transactions, today announced that Eric Feder, President of LENX and a senior executive at Lennar Corporation, has been appointed to its Board of Directors, effective as of May 1, 2024.
“We are delighted to have Eric Feder join our Board,” said Carrie Wheeler, Opendoor CEO and Board Director. “Eric is a seasoned executive in residential real estate and will bring his deep industry and operating expertise to our team. We look forward to leveraging his insights into the housing sector, capital markets capabilities, and unique touch points regarding innovation taking place in the industry. In addition, Eric’s appointment is an important milestone in our long-standing relationship with Lennar as a key shareholder and homebuilder partner.
“I am pleased to join the Board of Opendoor,” said Mr. Feder. “Throughout my time at Lennar, I’ve had a front-row seat to the work Opendoor is doing to make the home selling and buying process more simple and certain. I look forward to supporting the team as they continue their journey to lead the future of real estate.”
Mr. Feder has been President of LENX, LLC since 2019, and a senior operating executive at Lennar Corporation, one of the country’s leading homebuilders, since 2008. He oversees Lennar Corporation’s innovation platform and has helped identify, structure and execute Lennar Corporation’s investments in the real estate technology space. He has served on the board of directors of Hippo Holdings Inc., a publicly traded insurance company focusing on property and casualty insurance, since 2018. Prior to his current role at Lennar, Mr. Feder was Vice Chairman at Rialto Capital, a leading investment management platform focused on real estate, from 2008 to 2018, where he provided oversight of over $6 billion of direct real estate investments and non-performing loan acquisitions.
Additionally, on April 30, 2024, Jason Kilar provided a written notice to the Board of his intent to resign from the Board, effective at the conclusion of the Company’s annual meeting of stockholders on June 14, 2024. Following this resignation and appointment of Mr. Feder, the Board will comprise eight directors, seven of whom are independent.
Ms. Wheeler added, “On behalf of the Board, I thank Jason for his many valuable contributions to Opendoor during the past five years. With Jason’s decades of experience steering high growth consumer companies, he has been an invaluable partner to the entire leadership team. His consistent focus on the consumer and push to create a best-in-class digital experience have been critical as we build a durable and generational company that is the leading online platform for home sellers and buyers.”
About Opendoor
Opendoor’s mission is to power life’s progress, one move at a time. Since 2014, Opendoor has provided people across the U.S. with a simple and certain way to buy and sell a home. Opendoor currently operates in markets nationwide.
For more information, please visit www.opendoor.com.

Contacts
Investors:
investors@opendoor.com
Media:
press@opendoor.com